Exhibit 99.1

THE BROADBAND NETWORK SOLUTIONS

BUSINESS OF TE CONNECTIVITY LTD.

COMBINED FINANCIAL STATEMENTS

As of September 26, 2014 and September 27, 2013, and for the

years ended September 26, 2014, September 27, 2013 and

September 28, 2012

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

Deloitte & Touche LLP 1700 Market Street Philadelphia, PA 19103 USA

Tel: + 215 246 2300 Fax: + 215 569 2441 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Senior Management of TE Connectivity Ltd.

Schaffhausen, Switzerland

We have audited the accompanying combined financial statements of the Broadband Network Solutions business of TE Connectivity Ltd., which comprise the combined balance sheets as of September 26, 2014 and September 27, 2013, and the related combined statements of operations, comprehensive income, business unit equity and cash flows for each of the three fiscal years in the period ended September 26, 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the companies’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Member of Deloitte Touche Tohmatsu Limited

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Broadband Network Solutions business of TE Connectivity Ltd. as of September 26, 2014 and September 27, 2013, and the results of its operations, and its cash flows for each of the three fiscal years in the period ended September 26, 2014 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 and Note 2 of the combined financial statements, the combined balance sheets and combined statements of operations include allocations from TE Connectivity Ltd. These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Broadband Network Solutions business operated as a separate entity apart from TE Connectivity Ltd. Our opinion is not modified with respect to this matter.

Philadelphia, Pennsylvania

November 12, 2014

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 26, 2014, September 27, 2013, and September 28, 2012

	Fiscal
	2014	2013	2012
	(in thousands)
Net sales	$1,938,739	$1,890,014	$1,957,130
Cost of sales	1,235,469	1,233,365	1,315,837

Gross margin	703,270	656,649	641,293
Selling expenses	238,449	228,531	231,265
General and administrative expenses	144,631	144,450	144,400
Research, development, and engineering expenses	99,038	94,832	91,274
Restructuring charges, net	39,176	90,366	24,940

Operating income	181,976	98,470	149,414
Interest income	754	477	621
Interest expense	(3,015)	(3,172)	(2,689)

Income before income taxes	179,715	95,775	147,346
Income tax expense (benefit)	105,823	(55,610)	55,931

Net income	$73,892	$151,385	$91,415

See Notes to Combined Financial Statements.

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

Fiscal Years Ended September 26, 2014, September 27, 2013, and September 28, 2012

	Fiscal
	2014	2013	2012
	(in thousands)
Net income	$73,892	$151,385	$91,415
Other comprehensive loss:
Currency translation	(24,330)	(6,441)	(10,155)
Adjustments to unrecognized pension benefit costs, net of income taxes	1,042	1,465	1,055

Other comprehensive loss	(23,288)	(4,976)	(9,100)

Comprehensive income	$50,604	$146,409	$82,315

See Notes to Combined Financial Statements.

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

COMBINED BALANCE SHEETS

As of September 26, 2014 and September 27, 2013

	Fiscal Year End
	2014	2013
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$16,864	$22,473
Accounts receivable, net of allowance for doubtful accounts of $19,301 and $ 19,066, respectively	382,046	365,291
Inventories	239,157	279,658
Prepaid expenses and other current assets	70,803	74,900
Deferred income taxes	45,303	60,858

Total current assets	754,173	803,180
Property, plant, and equipment, net	205,500	214,627
Goodwill	588,982	586,669
Intangible assets, net	241,217	265,912
Deferred income taxes	168,423	220,050
Other assets	6,478	2,561

Total Assets	$1,964,773	$2,092,999

Liabilities and Business Unit Equity
Current liabilities:
Current maturities of long-term debt	$89,497	$265
Accounts payable	160,313	176,376
Accrued and other current liabilities	176,986	192,195
Deferred revenue	2,464	3,926

Total current liabilities	429,260	372,762
Long-term debt	89	89,681
Long-term pension liabilities	8,409	7,145
Deferred income taxes	30,114	31,610
Income taxes	14,553	17,388
Other liabilities	32,384	48,233

Total Liabilities	514,809	566,819

Commitments and contingencies (Note 10)
Business Unit Equity:
Parent company investment	1,420,500	1,473,428
Accumulated other comprehensive income	29,464	52,752

Total Business Unit Equity	1,449,964	1,526,180

Total Liabilities and Business Unit Equity	$1,964,773	$2,092,999

See Notes to Combined Financial Statements.

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

COMBINED STATEMENTS OF BUSINESS UNIT EQUITY

Fiscal Years Ended September 26, 2014, September 27, 2013, and September 28, 2012

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Business Unit Equity
		(in thousands)
Balance at September 30, 2011	$1,608,791	$66,828	$1,675,619
Net income	91,415	—	91,415
Other comprehensive loss	—	(9,100)	(9,100)

Total comprehensive income (loss)	91,415	(9,100)	82,315
Net decrease in Parent company investment	(186,607)	—	(186,607)

Balance at September 28, 2012	$1,513,599	$57,728	$1,571,327
Net income	151,385	—	151,385
Other comprehensive loss	—	(4,976)	(4,976)

Total comprehensive income (loss)	151,385	(4,976)	146,409
Net decrease in Parent company investment	(191,556)	—	(191,556)

Balance at September 27, 2013	$1,473,428	$52,752	$1,526,180
Net income	73,892	—	73,892
Other comprehensive loss	—	(23,288)	(23,288)

Total comprehensive income (loss)	73,892	(23,288)	50,604
Net decrease in Parent company investment	(126,820)	—	(126,820)

Balance at September 26, 2014	$1,420,500	$29,464	$1,449,964

See Notes to Combined Financial Statements.

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 26, 2014, September 27, 2013, and September 28, 2012

	Fiscal
	2014	2013	2012
	(in thousands)
Cash Flows From Operating Activities:
Net income	$73,892	$151,385	$91,415
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	66,100	71,108	78,660
Non-cash restructuring charges	3,762	24,492	864
Deferred income taxes	64,903	(92,047)	23,532
Provision for losses on accounts receivable and inventories	16,111	20,361	13,437
Share-based compensation expense	7,008	6,922	6,871
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(30,740)	(21,021)	1,883
Inventories	23,214	(21,941)	35,081
Prepaid expenses and other current assets	(3,748)	(7,016)	18,160
Accounts payable	(16,741)	22,024	(16,724)
Accrued and other current liabilities	(11,861)	20,874	(31,973)
Other	(18,623)	19,559	(5,352)

Net cash provided by operating activities	173,277	194,700	215,854

Cash Flows From Investing Activities:
Capital expenditures	(39,104)	(35,484)	(29,003)
Proceeds from sale of property, plant, and equipment and other	1,015	17,016	965

Net cash used in investing activities	(38,089)	(18,468)	(28,038)

Cash Flows From Financing Activities:
Repayment of long-term debt	(221)	(1,147)	(1,628)
Net financing activities with Parent and Parent’s subsidiaries	(139,175)	(183,906)	(185,294)

Net cash used in financing activities	(139,396)	(185,053)	(186,922)

Effect of currency translation on cash	(1,401)	(241)	(587)
Net (decrease) increase in cash and cash equivalents	(5,609)	(9,062)	307
Cash and cash equivalents at beginning of fiscal year	22,473	31,535	31,228

Cash and cash equivalents at end of fiscal year	$16,864	$22,473	$31,535

Supplemental Cash Flow Information:
Interest paid	$3,128	$3,141	$3,158

See Notes to Combined Financial Statements.

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

Description of the Business

The Broadband Network Solutions business (“BNS” or the “Company”) of TE Connectivity Ltd. (“TE Connectivity” or “Parent”) is a physical layer network connectivity hardware provider, with a portfolio of brands and solutions across several key markets. The majority of BNS’s revenue comes from providing fiber optic and copper hardware and cabling to companies that build, maintain, or operate public or private networks. In addition, BNS has a wireless business that provides licensed spectrum coverage and capacity extensions for wireless networks that complement wireless network equipment provided by numerous companies. BNS customers include local and long distance telephone companies, cable television operators, internet/data communications providers, wireless service providers, private network operators, digital content providers, and broadcast television operators.

These combined financial statements reflect the combined historical results of operations, financial position, and cash flows of BNS described in more detail below. Unless otherwise indicated, reference in these notes to the combined financial statements (“Combined Financial Statements”) to “we”, “us,” and “our” refer to BNS and its combined operations. References to the Combined Financial Statements refer to the information included herein with respect to the historical results of operations, financial position, and cash flows of BNS.

BNS is a business unit of Parent, which is a global technology leader. Parent designs and manufactures connectivity and sensors solutions in today’s increasingly connected world. Parent helps customers solve the need for intelligent, efficient, and high-performing products and solutions.

BNS is one of the world’s largest suppliers of infrastructure components and systems for the telecommunications market and electronic components for the data communications market. BNS products include connectors, fiber optics, wire and cable, racks and panels, and wireless products. The following are the primary product families sold by BNS:

•	Terminals and connector systems and components. BNS offers an extensive range of low, medium, and high-voltage connectors and splices, cable assemblies, sealing systems, terminals, fittings, lugs and clamps, transmission line fittings, splice closures, grounding hardware, and wall and floor outlets for voice and data connection to local area networks.

•	Fiber optics. BNS provides fiber optic connectors, splices, splice closures, fiber management systems, high density cable assemblies, couplers and splitters, and complete cabling systems. These products find use in both local-area and wide-area networks and “last-mile” fiber-to-the-home installations.

•	Wire and cable. BNS provides wire and cable for indoor and outdoor use in office, factory floor, school, and residential voice, data, and video networks, including copper and fiber optic distribution cables, shielded and unshielded twisted-pair cables, armored cable, and patch cords.

•	Racks and panels. BNS provides racks and panels that are used to integrate, organize, and manage fiber and copper cables and splices, thereby simplifying installation, maintenance, and upgrades for both exchange/head-end and customer premise environments.

•	Wireless. BNS offers solutions for radio frequency distribution and distributed antenna systems. These products provide wireless coverage and capacity, and operate as an extension of the wireless network, expanding the reach of both in-building and outdoor signals.

Basis of Presentation

These Combined Financial Statements have been prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”). The assets and liabilities in the Combined Financial Statements have been reflected on a historical cost basis, as included in the historical consolidated balance sheets of Parent. The combined statements of operations include allocations for a) certain support functions that are provided on a centralized basis by Parent and historically recorded at the business unit level, as well as b) corporate costs not historically allocated by Parent to the business unit level. These expenses include departmental charges related to executive office, finance, tax, treasury, human resources, information technology, and legal, among others. These expenses have been allocated to BNS on the basis of direct usage when identifiable, with the remainder allocated on a proportional basis of operating income, headcount or other measures of BNS or Parent. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating general corporate expenses from Parent, are reasonable. Nevertheless, the Combined Financial Statements may not include the actual expenses that would have been incurred by BNS and may not reflect the combined results of operations, financial position, and cash flows had it been a stand-alone business during the periods presented. Actual costs that would have been incurred if BNS had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Fiscal Year

Unless otherwise indicated, references in the Combined Financial Statements to fiscal 2014, fiscal 2013, and fiscal 2012, are to our fiscal years ended September 26, 2014, September 27, 2013, and September 28, 2012, respectively. Our fiscal year is a “52-53 week” year ending on the last Friday of September, such that each quarterly period is 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will include 14 weeks. Fiscal 2014, 2013 and 2012 were each 52 weeks in length.

Use of Estimates

The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates in these Combined Financial Statements include restructuring charges, allowances for doubtful accounts receivable, estimates of future cash flows and discount rates associated with asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, legal contingencies, tax reserves and deferred tax asset valuation allowances, and the determination of discount and other rate assumptions for pension benefit expenses. Actual results could differ materially from these estimates.

2. Summary of Significant Accounting Policies

Principles of Combination

The Combined Financial Statements include assets and liabilities that have been determined to be either specifically identifiable or otherwise attributable to BNS. In certain cases, assets or liabilities that were not specifically identified to the BNS business were allocated on a proportional basis in the combined balance sheets using financial metrics deemed most appropriate for each account. All significant intercompany transactions and accounts within BNS’s combined businesses have been eliminated. All intercompany transactions between BNS and Parent have been included in these Combined Financial Statements as Parent company investment. Expenses related to corporate allocations from Parent to BNS are considered to be effectively settled for cash in the Combined Financial Statements at the time the transaction is recorded, with the offset recorded against Parent company investment. See Note 15 for additional information regarding transactions with Parent and other related-party transactions.

Revenue Recognition

Our revenues are generated principally from the sale of our products. Revenue from the sale of products is recognized at the time title and the risks and rewards of ownership pass to the customer. This generally occurs when the products reach the shipping point, the sales price is fixed and determinable, and collection is reasonably assured. For those items where title has not yet transferred, we have deferred the recognition of revenue.

We generally warrant that our products will conform to our or mutually agreed to specifications and that our products will be free from material defects in materials and workmanship for a limited time. We limit our warranty to the replacement or repair of defective parts or a refund or credit of the price of the defective product. We accept returned goods only when the customer makes a verified claim and we have authorized the return. Returns result primarily from defective products or shipping discrepancies. A reserve for estimated returns is established at the time of sale based on historical return experience and is recorded as a reduction of sales.

We provide certain distributors with an inventory allowance for returns or scrap equal to a percentage of qualified purchases. A reserve for estimated returns and scrap allowances is established at the time of the sale, based on a fixed percentage of sales to distributors authorized and agreed to by us, and is recorded as a reduction of sales.

Other allowances include customer quantity and price discrepancies. A reserve for other allowances is generally established at the time of sale based on historical experience and is recorded as a reduction of sales. We believe we can reasonably and reliably estimate the amounts of future allowances.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents. Parent employs a cash pooling structure in most regions globally that results in cash balances being centrally managed. Transfers of cash to and from Parent’s cash management function are reflected as a component of Parent company investment in the combined balance sheets. For purposes of the Combined Financial Statements, cash was only included for dedicated legal entities (entities that consist entirely of BNS operations) in which there are regulatory restrictions on cash movement and not part of Parent’s centralized cash management function.

Allowance for Doubtful Accounts

The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in our outstanding receivables after consideration of aging, known troubled accounts, and other currently available information.

Inventories

Inventories are recorded at the lower of cost or market value using the first-in, first-out cost method.

Property, Plant, and Equipment, Net and Long-Lived Assets

Property, plant, and equipment is recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are 10 to 20 years for land improvements, 5 to 40 years for buildings and improvements, and 1 to 15 years for machinery and equipment. The combined balance sheets include property, plant, and equipment owned by BNS. Transfers of property, plant, and equipment between the Company and Parent are accounted for as changes in Parent company investment.

We periodically evaluate, when events and circumstances warrant, the net realizable value of long-lived assets, including property, plant, and equipment and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections, and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the asset group are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying asset group. Impairment of the carrying value of an asset group is recognized whenever anticipated future undiscounted cash flows from an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and discount rates, reflecting varying degrees of perceived risk.

Goodwill and Other Intangible Assets

Acquired intangible assets include both indeterminable-lived residual goodwill and determinable-lived identifiable intangible assets. Intangible assets with a determinable life primarily include intellectual property, consisting of trademarks and unpatented technology, as well as customer relationships. Estimates of recoverability of determinable-lived identifiable intangible assets range from 5 to 50 years and are amortized on a straight-line basis. An evaluation of the remaining useful life of determinable-lived intangible assets is performed on a periodic basis and when events and circumstances warrant an evaluation. We assess determinable-lived intangible assets for impairment consistent with our policy for assessing other long-lived assets for impairment. Goodwill is assessed for impairment separately from determinable-lived intangible assets by comparing the carrying value of each reporting unit to its fair value on the first day of the fourth fiscal quarter of each year or whenever we believe a triggering event requiring a more frequent assessment has occurred. In assessing the existence of a triggering event, management relies on a number of reporting unit-specific factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors to the goodwill impairment analysis.

At September 26, 2014, we had three reporting units (Telecommunications Networks, Enterprise Networks, and Wireless Networks), each of which contained goodwill.

When testing for goodwill impairment, we perform a step I goodwill impairment test to identify a potential impairment. In doing so, we compare the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step II goodwill impairment test is performed to measure the amount of impairment, if any. In the step II goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The implied fair value of goodwill is determined in a manner consistent with how goodwill is recognized in a business combination. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

Fair value estimates used in the step I goodwill impairment tests are calculated using an income approach based on the present value of future cash flows of each reporting unit. The income approach is supported by guideline analyses (a market approach). These approaches incorporate a number of assumptions including future growth rates, discount rates, income tax rates, and market activity in assessing fair value and are reporting unit-specific. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

Research and Development

Research and development expenditures are expensed when incurred and are included in research, development, and engineering expenses in our combined statements of operations. Research and development expenses include salaries, direct costs incurred, and building and overhead expenses. The amounts expensed in fiscal 2014, 2013, and 2012 were $94,655 thousand, $91,284 thousand, and $87,327 thousand, respectively.

Income Taxes

Income taxes are computed in accordance with the provisions of Accounting Standards Codification (“ASC”) 740, Income Taxes. Certain portions of BNS’s operations have historically been included in Parent’s U.S. federal and state tax returns or non-U.S. jurisdiction tax returns. Income taxes as presented herein attribute current and deferred income taxes of Parent to BNS’s stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, BNS’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and the benefits of a consolidated return have been reflected where such returns have or could be filed based on the entities jurisdictions included in the financial statements. As a result, actual tax transactions included in the consolidated financial statements of Parent may not be included in the separate Combined Financial Statements of BNS. Similarly, the tax treatment of certain items reflected in the separate Combined Financial Statements of BNS may not be reflected in the consolidated financial statements and tax returns of Parent. Therefore, portions of items such as net operating losses, credit carryforwards, other deferred taxes, uncertain tax positions, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Parent’s consolidated financial statements.

In the Combined Financial Statements, BNS’s results of operations in each taxing jurisdiction have been treated as if they were generated in separate taxable entities for the purposes of applying ASC 740. Certain U.S. and non-U.S. portions operate within subsidiaries of Parent that have net operating loss carryforwards that are available to offset taxable income. In these Combined Financial Statements, the tax impact of the utilization of these net operating losses by BNS has been reflected as a decrease to current income taxes payable and a corresponding increase to Parent company investment, as BNS is not required to make payments for the utilization of these net operating losses. In addition, certain of BNS’s non-U.S. operations generated tax losses that were included in profitable subsidiaries of Parent. In these Combined Financial Statements we have presented these tax losses as hypothetical tax loss carryforwards, subject to a valuation allowance, if applicable. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of particular assets and liabilities and operating loss carryforwards using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Because portions of BNS’s operations are included in Parent’s tax returns, payments to certain tax authorities are made by Parent, and not by BNS. BNS only maintains taxes payable to/from the taxing authorities for legal entities that are fully dedicated to the BNS business. BNS does not maintain taxes payable to/from Parent and the payments are deemed to settle the annual current tax payable balances immediately with the legal entities paying the tax in the respective jurisdictions through changes in Parent company investment.

Fair Value Measurements and Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, specifies a fair value hierarchy based upon the observable inputs utilized in valuation of certain assets and liabilities. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. Fair value measurements are classified under the following hierarchy:

•	Level 1. Quoted prices in active markets for identical assets and liabilities.

•	Level 2. Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3. Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flows methodologies, and similar techniques that use significant unobservable inputs.

Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. These instruments are recorded on our combined balance sheets at book value. For cash and cash equivalents, accounts receivable, and accounts payable, we believe book value approximates fair value due to the short-term nature of these instruments. The following is a description of the valuation methodologies used for the respective financial instruments:

•	Cash and cash equivalents. Cash and cash equivalents are valued at book value, which we consider to be equivalent to unadjusted quoted prices (level 1).

•	Accounts receivable. Accounts receivable are valued based on the net value expected to be realized. The net realizable value generally represents an observable contractual agreement (level 2).

•	Accounts payable. Accounts payable are valued based on the net value expected to be paid, generally supported by an observable contractual agreement (level 2).

•	Long-term debt. Management has determined that fair value of BNS’s long-term debt, assumed when Parent acquired ADC Telecommunications, Inc., approximates book value, as the instruments are not actively traded and the equity conversion rights embedded in the instruments were converted to cash conversion rights in fiscal 2011.

Business Unit Equity

Business unit equity includes Parent’s investment in BNS and accumulated other comprehensive income. See Note 15 for additional information regarding transactions with Parent and other related-party transactions.

Pension Benefits

BNS has several dedicated defined benefit pension plans in which only its employees participate (the “Dedicated Plans”). Additionally, BNS employees are eligible to participate in certain of Parent’s defined benefit pension plans with employees from other Parent businesses (the “Shared Plans”).

The funded status of Dedicated Plans is recognized on the combined balance sheets and is measured as the difference between the fair value of plan assets and the benefit obligation at the measurement date. The benefit obligation is the projected benefit obligation, which represents the actuarial present value of benefits expected to be paid upon retirement factoring in estimated future compensation levels. The fair value of plan assets represents the current market value of cumulative company and participant contributions made to irrevocable trust funds, held for the sole benefit of participants, which are invested by the trustee of the funds. The benefits under the Dedicated Plans are based on various factors, such as years of service and compensation.

For the Dedicated Plans, net periodic pension benefit cost is based on the utilization of the projected unit credit method of calculation and is charged to earnings on a systematic basis over the expected average remaining service lives of current participants.

The measurement of benefit obligations and net periodic benefit cost for the Dedicated Plans is based on estimates and assumptions determined by BNS management. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age, and years of service, as well as certain assumptions, including estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates, and mortality rates.

BNS accounts for the Shared Plans as multiemployer plans, recording actuarially-determined service and interest cost as an allocation of net periodic benefit costs associated with BNS employees participating in those Shared Plans.

Share-Based Compensation

We determine the fair value of share awards of Parent stock on the date of grant. Share options are valued using the Black-Scholes-Merton valuation model; restricted share awards are valued using our end-of-day share price on the date of grant. That fair value is expensed ratably over the expected service period, with an allowance made for estimated forfeitures based on historical employee activity. For share-based compensation amounts related to BNS employees, the expense was specifically identified for all periods presented herein. With regard to non-BNS employees, such as Parent’s corporate employees, expenses were proportionally allocated based upon operating income.

Currency Translation

For our non-U.S. dollar functional currency subsidiaries, assets and liabilities are translated into U.S. dollars using fiscal period end exchange rates. Sales and expenses are translated at average monthly exchange rates. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within business unit equity.

Gains and losses resulting from foreign currency transactions, which are included in earnings, were not significant in fiscal 2014, 2013, and 2012.

Restructuring Charges, Net

Restructuring activities involve employee-related termination costs, facility exit costs, and asset impairments resulting from reductions-in-force, migration of facilities or product lines from higher-cost to lower-cost countries, or consolidation of facilities within countries. We recognize termination costs based on requirements established per severance policy, government law, or previous actions. Facility exit costs generally reflect the cost to terminate a facility lease before the end of its term (measured at fair value at the time we cease using the facility) or costs that will continue to be incurred under the facility lease without future economic benefit to us. Restructuring activities often result in the disposal or abandonment of assets that require an acceleration of depreciation or impairment reflecting the excess of the assets’ carrying values over fair value.

The recognition of restructuring costs require that we make certain judgments and estimates regarding the nature, timing, and amount of costs associated with the planned exit activity. To the extent our actual results differ from our estimates and assumptions, we may be required to revise the estimated liabilities, requiring the recognition of additional restructuring costs or the reduction of liabilities already recognized. At the end of each reporting period, we evaluate the remaining accrued balances to ensure these balances are properly stated and the utilization of the reserves are for their intended purpose in accordance with developed exit plans.

Contingent Liabilities

We record a loss contingency when the available information indicates it is probable that we have incurred a liability and the amount of the loss is reasonably estimable. When a range of possible losses with equal likelihood exists, we record the low end of the range. The likelihood of a loss with respect to a particular contingency is often difficult to predict, and determining a meaningful estimate of the loss or a range of loss may not be practicable based on information available. In addition, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must continuously be evaluated to determine whether a loss is probable and a reasonable estimate of that loss can be made. When a loss is probable but a reasonable estimate cannot be made, or when a loss is at least reasonably possible, disclosure is provided.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASC 606, Revenue from Contracts with Customers. This guidance supersedes ASC 605, Revenue Recognition, and introduces a single, comprehensive, five-step revenue recognition model. ASC 606 also enhances disclosures related to revenue recognition. ASC 606 will be effective for us in the first quarter of fiscal 2018 and allows for either a full retrospective or a modified retrospective approach at adoption. We are continuing to assess the impact of adopting ASC 606, but do not expect adoption to have a material impact on our results of operations or financial position.

3. Restructuring Charges, Net

Activity in our restructuring reserves, which primarily consist of employee severance costs, is summarized as follows:

	Balance at Beginning of Fiscal Year	Charges(1)	Changes in Estimate(1)	Cash Payments	Non-Cash Items and Other(2)	Balance at End of Fiscal Year
	(in thousands)
Fiscal 2014 Activity:
Fiscal 2014 Actions	$—	$21,714	$(344)	$(9,309)	$(960)	$11,101
Fiscal 2013 Actions	63,864	19,973	(2,943)	(35,260)	(5,876)	39,758
Fiscal 2012 Actions	6,385	738	(1,351)	(4,383)	(542)	847
Pre-Fiscal 2012 Actions	8,173	1,358	31	(4,771)	(466)	4,325

Total Fiscal 2014 activity	$78,422	$43,783	$(4,607)	$(53,723)	$(7,844)	$56,031

Fiscal 2013 Activity:
Fiscal 2013 Actions	$—	$67,892	$(34)	$(5,057)	$1,063	$63,864
Fiscal 2012 Actions(3)	13,907	24,272	(1,208)	(6,262)	(24,324)	6,385
Pre-Fiscal 2012 Actions	15,457	2,721	(3,277)	(6,894)	166	8,173

Total Fiscal 2013 activity	$29,364	$94,885	$(4,519)	$(18,213)	$(23,095)	$78,422

Fiscal 2012 Activity:
Fiscal 2012 Actions	$—	$25,863	$(932)	$(9,975)	$(1,049)	$13,907
Pre-Fiscal 2012 Actions	40,403	1,383	(1,374)	(22,812)	(2,143)	15,457

Total Fiscal 2012 activity	$40,403	$27,246	$(2,306)	$(32,787)	$(3,192)	$29,364

(1)	Charges and changes in estimate represent total restructuring charges, net on the combined statements of operations.
(2)	Includes non-cash charges associated with asset write-offs and the effects of currency translation.
(3)	Includes non-cash asset impairment charge of $24,492 thousand related to the sale of a facility.

Fiscal 2014 Actions

During fiscal 2014, we initiated a restructuring program primarily associated with headcount reductions. In connection with this program, we recorded restructuring charges of $21,370 thousand during fiscal 2014. We expect to complete all restructuring programs commenced in fiscal 2014 by the end of fiscal 2015 and to incur total charges of approximately $21,608 thousand, which will primarily consist of employee severance costs.

Fiscal 2013 Actions

During fiscal 2013, we initiated a restructuring program associated with headcount reductions and manufacturing site closures. In connection with this program we recorded net restructuring charges of $17,030 thousand and $67,858 thousand in fiscal 2014 and fiscal 2013, respectively, primarily related to employee severance costs. We expect to complete all restructuring programs commenced in fiscal 2013 by the end of fiscal 2015 and to incur total charges of approximately $84,943 thousand.

Fiscal 2012 Actions

During fiscal 2012, we initiated a restructuring program primarily associated with headcount reduction. In connection with this program we recorded net restructuring credits of $613 thousand in fiscal 2014 and net restructuring charges of $23,064 thousand and $24,931 thousand in fiscal 2013 and fiscal 2012, respectively. Credits and charges were primarily related to employee severance costs and included, in fiscal 2013, a non-cash asset impairment charge of $24,492 thousand related to an administrative facility that we exited. We do not expect to incur any additional expense related to restructuring programs commenced in fiscal 2012.

Pre-Fiscal 2012 Actions

In connection with the restructuring actions initiated prior to fiscal 2012, we recorded net restructuring charges of $1,389 thousand, credits of $556 thousand, and charges of $9 thousand in fiscal 2014, fiscal 2013, and fiscal 2012, respectively.

Total Restructuring Reserves

Restructuring reserves included on the combined balance sheets were as follows:

	Fiscal Year End
	2014	2013
	(in thousands)
Accrued and other current liabilities	$43,182	$55,243
Other liabilities	12,849	23,179

Restructuring reserves	$56,031	$78,422

4. Inventories

Inventories consisted of the following:

	Fiscal Year End
	2014	2013
	(in thousands)
Raw materials	$46,267	$65,356
Work in progress	61,484	46,815
Finished goods	131,406	167,487

Inventories	$239,157	$279,658

5. Property, Plant, and Equipment, Net

Net property, plant, and equipment consisted of the following:

	Fiscal Year End
	2014	2013
	(in thousands)
Land and improvements	$16,707	$17,285
Buildings and improvements	117,441	122,711
Machinery and equipment	366,213	365,409
Construction in process	25,192	16,757

Gross property, plant, and equipment	525,553	522,162
Accumulated depreciation	(320,053)	(307,535)

Property, plant, and equipment, net	$205,500	$214,627

Depreciation expense was $35,399 thousand, $40,005 thousand, and $47,538 thousand in fiscal 2014, 2013, and 2012, respectively.

6. Goodwill

The changes in the carrying amount of goodwill were as follows:

(in thousands)
September 28, 2012(1)	$586,881
Currency translation	(212)

September 27, 2013(1)	586,669
Currency translation and other	2,313

September 26, 2014(1)	$588,982

(1)	For all periods, there were no accumulated impairment losses related to the BNS reporting units.

We completed our annual goodwill impairment test in the fourth quarter of fiscal 2014 and determined that no impairment existed.

7. Intangible Assets, Net

Intangible assets consisted of the following:

	Fiscal Year End
	2014			2013
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(in thousands)
Intellectual property	$229,623	$(105,466)	$124,147	$229,623	$(90,426)	$139,197
Customer relationships	169,577	(58,836)	110,741	165,357	(43,759)	121,598
Other	8,927	(2,608)	6,329	7,484	(2,367)	5,117

Total	$408,127	$(166,910)	$241,217	$402,464	$(136,552)	$265,912

Intangible asset amortization expense was $30,701 thousand, $31,103 thousand, and $31,122 thousand for fiscal 2014, 2013, and 2012, respectively.

The aggregate amortization expense on intangible assets is expected to be as follows:

(in thousands)
Fiscal 2015	$31,028
Fiscal 2016	30,931
Fiscal 2017	30,931
Fiscal 2018	30,931
Fiscal 2019	30,931
Thereafter	86,465

Total	$241,217

8. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	Fiscal Year End
	2014	2013
	(in thousands)
Accrued payroll and employee benefits	$69,076	$74,960
Restructuring reserves	43,182	55,243
Value-added and other duties and taxes payable	24,125	18,823
Income taxes payable	6,542	9,762
Deferred income taxes	3,627	2,016
Other	30,434	31,391

Accrued and other current liabilities	$176,986	$192,195

9. Debt

Debt was as follows:

	Fiscal Year End
	2014	2013
	(in thousands)
Current maturities of long-term debt:
3.50% convertible subordinated notes due 2015	$89,239	$—
Other	258	265

Total	89,497	265

Long-term debt:
3.50% convertible subordinated notes due 2015	—	89,377
Other	89	304

Total	89	89,681

Total debt(1)	$89,586	$89,946

(1)	Debt is presented at face amount and, if applicable, net of unamortized premium.

Parent will provide the funds, via an increase in Parent company investment, necessary to repay the 3.50% convertible subordinated notes due in July 2015.

10. Commitments and Contingencies

General Matters

We have facility, land, vehicle, and equipment leases that expire at various dates. Rental expense under these leases was $10,248 thousand, $7,853 thousand, and $9,329 thousand for fiscal 2014, 2013, and 2012, respectively. At September 26, 2014, the minimum lease payment obligations under non-cancelable lease obligations were as follows:

(in thousands)
Fiscal 2015	$9,121
Fiscal 2016	8,233
Fiscal 2017	5,122
Fiscal 2018	2,791
Fiscal 2019	2,312
Thereafter	10,701

Total	$38,280

Legal Proceedings

In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, product liability matters, employment disputes, disputes on agreements, other commercial disputes, environmental matters, antitrust claims, and tax matters, including non-income tax matters such as value added tax, sales and use tax, real estate tax, and transfer tax. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information, and applicable law, we do not expect that the outcome of these proceedings, either individually or in the aggregate, will have a material effect on our results of operations, financial position, or cash flows. During fiscal 2014, we resolved an on-going intellectual property dispute against a competitor and recorded a gain of $7,408 thousand, net of legal fees in general and administrative expenses in the combined statements of operations.

11. Retirement Plans

Defined Benefit Pension Plans

Parent has a number of contributory and noncontributory defined benefit retirement plans covering certain of our U.S. and non-U.S. employees, designed in accordance with local customs and practice. Certain defined benefit pension plans outside of the U.S. are fully dedicated to BNS employees (the Dedicated Plans discussed in Note 2 above); the accompanying combined balance sheets reflect only the funded status of those Dedicated Plans. The Shared Plans discussed in Note 2 above, accounted for under the multiemployer approach, only impact the pension expense recorded in the combined statements of operations.

The net periodic pension benefit cost for the Dedicated Plans was as follows:

	Fiscal
	2014	2013	2012
	(in thousands)
Service cost	$4,247	$4,699	$4,297
Interest cost	2,628	2,515	2,818
Expected return on plan assets	(4,724)	(4,417)	(2,623)
Amortization of net actuarial loss	656	1,214	1,274
Other	256	173	602

Net periodic pension benefit cost	$3,063	$4,184	$6,368

Weighted-average assumptions used to determine net pension benefit cost during the fiscal year:
Discount rate	3.26%	3.31%	4.75%
Expected return on plan assets	6.51%	6.64%	5.00%
Rate of compensation increase	3.16%	3.15%	3.15%

The discount rate represents the market rate for high-quality fixed income investments and is used to calculate net periodic pension benefit cost and the present value of the expected future cash flows for benefit obligations to be paid under our pension plans.

The following table represents the changes in benefit obligation and plan assets and the net amount recognized on the combined balance sheets for the Dedicated Plans:

	Fiscal	Fiscal
	2014	2013
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$79,432	$75,181
Service cost	4,247	4,699
Interest cost	2,628	2,515
Actuarial loss (gain)	4,591	(3,287)
Plan amendments	—	3,317
Benefits and administrative expenses paid	(4,845)	(5,598)
Currency translation	(4,788)	3,164
Other	(189)	(559)

Benefit obligation at end of fiscal year	81,076	79,432

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	72,287	65,780
Actual return on plan assets	8,952	6,198
Employer contributions	4,038	3,292
Benefits and administrative expenses paid	(4,845)	(5,598)
Currency translation	(4,722)	3,257
Other	(158)	(642)

Fair value of plan assets at end of fiscal year	75,552	72,287

Funded status	$(5,524)	$(7,145)

Amounts recognized on the combined balance sheets:
Other assets	$2,885	$—
Long-term pension liabilities	(8,409)	(7,145)

Net amount recognized	$(5,524)	$(7,145)

Weighted-average assumptions used to determine pension benefit obligation at fiscal year end:
Discount rate	2.52%	3.42%
Rate of compensation increase	3.16%	3.15%

The pre-tax amounts recognized in accumulated other comprehensive income for the Dedicated Plans were as follows:

	Fiscal 2014	Fiscal 2013
	(in thousands)
Change in net loss:
Unrecognized net loss at beginning of fiscal year	$16,048	$21,579
Current year change recorded in accumulated other comprehensive income	(495)	(4,317)
Amortization reclassified to earnings	(656)	(1,214)

Unrecognized net loss at end of fiscal year	$14,897	$16,048

Change in prior service cost:
Unrecognized prior service cost at beginning of fiscal year	$3,322	$5
Current year change recorded in accumulated other comprehensive income	(178)	3,318
Amortization reclassified to earnings	(256)	(1)

Unrecognized prior service cost at end of fiscal year	$2,888	$3,322

In determining the expected return on plan assets, we consider the relative weighting of plan assets by class and individual asset class performance expectations.

The investment strategy for the Dedicated Plans is governed locally. Our investment strategy for our pension plans is to manage the plans on a going concern basis. Current investment policy is to achieve a reasonable return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. Projected returns are based primarily on pro forma asset allocation, expected long-term returns, and forward-looking estimates of active portfolio and investment management.

Target weighted-average asset allocation and weighted-average asset allocation for the Dedicated Plans were as follows:

		Fiscal Year End
	Target	As of September 26, 2014	As of September 27, 2013
Asset Category:
Equity securities	82%	83%	75%
Insurance contracts and other investments	18%	17%	25%

Total	100%	100%	100%

TE Connectivity common shares are not a direct investment of our pension funds; however, the pension funds may indirectly include these shares. The aggregate amount of TE Connectivity common shares is not material relative to the total pension fund assets.

Our funding policy is to make contributions in accordance with the laws and customs of the various countries in which we operate, as well as to make discretionary voluntary contributions from time to time.

Benefit payments are expected to be paid as follows:

(in thousands)
Fiscal 2015	$6,634
Fiscal 2016	7,382
Fiscal 2017	4,980
Fiscal 2018	3,867
Fiscal 2019	3,578
Fiscal 2020-2024	24,792

Set forth below is the accumulated benefit obligation for the Dedicated Plans as well as additional information related to plans with an accumulated benefit obligation in excess of plan assets and plans with a projected benefit obligation in excess of plan assets.

	Fiscal Year End
	2014	2013
	(in thousands)
Accumulated benefit obligation	$61,078	$60,543
Pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	5,012	4,350
Fair value of plan assets	—	—
Pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	17,048	79,432
Fair value of plan assets	8,639	72,287

We value our pension assets based on the fair value hierarchy of ASC 820, Fair Value Measurements and Disclosures. The following table presents our Dedicated Plans’ asset categories and their associated fair value within the fair value hierarchy:

	As of September 26, 2014				As of September 27, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(in thousands)
Equity:
Equity securities:
U.S. equity securities(1)	$11,375	$—	$—	$11,375	$10,120	$—	$—	$10,120
Non-U.S. equity securities(1)	39,710	—	—	39,710	39,631	—	—	39,631
Commingled equity funds(2)	—	10,184	—	10,184	—	7,345	—	7,345
Other(3)	—	9,694	—	9,694	—	14,665	—	14,665

Subtotal	$51,085	$19,878	$—	$70,963	$49,751	$22,010	$—	$71,761

Items to reconcile to fair value of plan assets(4)				4,589				526

Fair value of plan assets				$75,552				$72,287

(1)	U.S. and non-U.S. equity securities are valued at the closing price reported on the stock exchange on which the individual securities are traded.
(2)	Commingled equity funds are pooled investments in multiple equity-type securities. Fair value is calculated as the closing price of the underlying investments, an observable market condition, divided by the number of shares of the fund outstanding.
(3)	Other investments are comprised of insurance contracts and short-term investments. Insurance contracts are valued using cash surrender value, or face value of the contract if a cash surrender value is unavailable (level 2). These values represent the amount that the plan would receive on termination of the underlying contract.
(4)	Items to reconcile to fair value of plan assets include amounts receivable for securities sold, amounts payable for securities purchased, and any cash balances, considered to be carried at book value, that are held in the plans.

Shared Pension Plans

Certain BNS employees participate in various defined benefit pension plans sponsored by Parent (the “Shared Plans”). Pension expense, calculated as actuarially determined service and interest cost, for BNS employees that participate in these shared plans was $3,361 thousand, $3,419 thousand, and $3,372 thousand in fiscal 2014, 2013, and 2012, respectively. The combined balance sheets do not include any liabilities associated with the Shared Plans.

12. Income Taxes

As previously discussed in Note 2, although certain portions of BNS’s operations were historically included as a part of Parent’s tax returns, the income tax provision in the combined statements of operations has been calculated as if BNS filed separate income tax returns and was operating as a stand-alone business for each period presented, also known as the separate-return method. Therefore, portions of items such as net operating losses, credit carryforwards, other deferred taxes, uncertain tax positions and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Parent’s consolidated financial statements and may not be reflective of BNS’s actual tax balances.

Because portions of BNS’s operations are included in Parent’s tax returns, payments to certain tax authorities are made by Parent, and not by BNS. BNS only maintains taxes payable to/from the taxing authorities for legal entities that are fully dedicated to the BNS business. BNS does not maintain taxes payable to/from Parent and the payments are deemed to settle the annual current tax payable balances immediately with the legal entities paying the tax in the respective jurisdictions. These settlements are reflected as changes in Parent company investment.

Components of the income tax expense (benefit) were as follows:

	Fiscal
	2014	2013	2012
	(in thousands)
Current:
U.S.:
Federal	$(515)	$(10,603)	$(4,167)
State	4,938	166	(2,103)
Non-U.S.	36,497	46,874	38,669

Current income tax provision	40,920	36,437	32,399

Deferred:
U.S.:
Federal	62,271	(72,046)	28,651
State	3,091	332	467
Non-U.S.	(459)	(20,333)	(5,586)

Deferred income tax provision (benefit)	64,903	(92,047)	23,532

Income tax expense (benefit)	$105,823	$(55,610)	$55,931

The U.S. and non-U.S. components of income before income taxes were as follows:

	Fiscal
	2014	2013	2012
	(in thousands)
U.S.	$(6,982)	$36,803	$(3,695)
Non-U.S.	186,697	58,972	151,041

Income before income taxes	$179,715	$95,775	$147,346

The reconciliation between U.S. federal income taxes at the statutory rate and provision (benefit) for income taxes on continuing operations was as follows:

	Fiscal
	2014	2013	2012
	(in thousands)
Notional U.S. federal income tax provision at the statutory rate	$62,900	$33,521	$51,571
Adjustments to reconcile to the income tax provision (benefit):
U.S. state income tax provision (benefit), net	5,219	323	(1,063)
Tax credits	(313)	(1,394)	(296)
Non-U.S. net (earnings) loss	1,579	(19,186)	(26,801)
Nondeductible charges	4,656	4,433	1,198
Change in accrued income tax liabilities	966	3,260	3,011
Valuation allowance	29,281	(79,807)	27,659
Other	1,535	3,240	652

Income tax expense (benefit)	$105,823	$(55,610)	$55,931

Income tax expense (benefit) for fiscal 2014, 2013, and 2012 reflect expense of $12,430 thousand, a benefit of $98,815 thousand, and expense of $24,260 thousand, respectively, in connection with the changes in the valuation allowance on U.S. federal net operating losses. The valuation allowance analysis relied upon the historical cumulative earnings of the U.S. group to predict future net operating loss utilization. Based upon this assessment of the U.S. federal tax loss carryforwards, we believe that it is more likely than not that a portion of the tax benefit will be realized on the U.S. federal net operating losses. As discussed below, we have established a valuation allowance for the portion of U.S. federal net operating losses that, more likely than not, will not be realized.

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset were as follows:

	Fiscal Year End
	2014	2013
	(in thousands)
Deferred tax assets:
Accrued liabilities and reserves	$54,007	$62,602
Tax loss and credit carryforwards	474,395	497,798
Inventories	21,849	14,816
Other	764	15,795

	551,015	591,011

Deferred tax liabilities:
Intangible assets	(108,451)	(110,529)
Property, plant, and equipment	(23,967)	(26,276)

	(132,418)	(136,805)

Net deferred tax asset before valuation allowance	418,597	454,206
Valuation allowance	(238,612)	(206,924)

Net deferred tax asset	$179,985	$247,282

As of fiscal year end 2014, we had $367,708 thousand of U.S. net operating loss carryforwards (tax effected) and $66,891 thousand of U.S. state net operating loss carryforwards (tax effected) which will expire in future years through 2034.

The valuation allowance of $238,612 thousand and $206,924 thousand as of fiscal year 2014 and 2013, respectively, relates primarily to the uncertainty in the utilization of U.S. net operating loss carryforwards. We believe that we will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of ASC 740, which requires that a valuation allowance be established or maintained when it is more likely than not that all or a portion of deferred tax assets will not be realized.

BNS activities are conducted in various legal entities of Parent and its subsidiaries. These legal entities operate in a variety of taxing jurisdictions and file income tax returns as required. The income tax amounts presented for BNS include certain reasonable allocations of the book/tax differences and tax attributes of these legal entities. Certain U.S. and non-U.S. portions of the BNS business operate within Parent subsidiaries that have net operating loss carryforwards that are available to offset BNS taxable income. In these Combined Financial Statements, the tax impact of the utilization of these net operating losses by BNS operations has been reflected as a decrease to current income taxes payable and a corresponding increase to Parent company investment as we are not required to make payments for the utilization of these net operating losses. In addition, certain BNS non-U.S. operations generated tax losses that were included in profitable Parent subsidiaries. In these Combined Financial Statements we have presented these tax losses as hypothetical tax loss carryforwards, subject to a valuation allowance, if applicable.

The basis of presentation in the Combined Financial Statements is a combination and the tax calculation assumes that there is no parent of this group of companies and no parent subsidiary ownership relationship in the group. Therefore, it is not applicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Uncertain Tax Position Provisions of ASC 740

The unrecognized income tax benefits and related amounts presented below include certain reasonable allocations of tax, interest, and penalties. Tax, interest, and penalties associated with dedicated entities were included in their entirety; for other entities, a combination of specific identification and allocation, as appropriate, was applied.

As of fiscal year end 2014 BNS had total unrecognized income tax benefits of $32,384 thousand. If recognized in future periods, all of these currently unrecognized income tax benefits would impact the income tax provision and effective tax rate. The following table summarizes the activity related to unrecognized income tax benefits:

	Fiscal
	2014	2013	2012
	(in thousands)
Balance at beginning of fiscal year	$37,261	$39,911	$45,882
Additions related to prior periods tax positions	746	5,352	3,559
Reductions related to prior periods tax positions	(5,623)	(8,002)	(9,806)
Additions related to current period tax positions	—	—	276

Balance at end of fiscal year	$32,384	$37,261	$39,911

We record accrued interest as well as penalties related to uncertain tax positions as part of the provision for income taxes. As of fiscal year end 2014 and 2013, we had recorded $5,150 thousand and $6,841 thousand, respectively, of accrued interest and penalties related to uncertain tax positions on the combined balance sheets, all of which was recorded in income taxes. During fiscal 2014, 2013, and 2012, we recognized a benefit of $942 thousand, expense of $639 thousand, and expense of $2,265 thousand, respectively, related to interest and penalties on the combined statements of operations.

BNS’s operations were included in various income tax returns which were filed on a unitary, consolidated, or stand-alone basis in multiple U.S. jurisdictions, which generally have statutes of limitations ranging from 3 to 4 years.

BNS’s non-U.S. operations were included in various income tax returns of non-U.S. subsidiaries which file income tax returns in the countries in which they have operations. Generally, these countries have statutes of limitations ranging from 3 to 10 years.

As of September 26, 2014, under applicable statutes, the following tax years remained subject to examination in the major tax jurisdictions indicated:

Jurisdiction	Open Years
Belgium	2012 through 2014
China	2004 through 2014
Switzerland	2012 through 2014
United Kingdom	2012 through 2014
U.S.—federal and state and local	2011 through 2014

In most jurisdictions, taxing authorities retain the ability to review prior tax years and to adjust any net operating loss and tax credit carryforwards from these years that are utilized in a subsequent period.

Although it is difficult to predict the timing or results of our worldwide examinations, we estimate that up to approximately $3,400 thousand of unrecognized income tax benefits, excluding the impact relating to accrued interest and penalties, could be resolved within the next twelve months.

We are not aware of any other matters that would result in significant changes to the amount of unrecognized income tax benefits reflected on the combined balance sheet as of September 26, 2014.

13. Accumulated Other Comprehensive Income

The changes in each component of accumulated other comprehensive income were as follows:

	Currency Translation	Unrecognized Pension Benefit Costs	Accumulated Other Comprehensive Income
		(in thousands)
Balance at September 30, 2011	$82,118	$(15,290)	$66,828
Net other comprehensive income (loss)	(10,155)	1,551	(8,604)
Income tax expense	—	(496)	(496)

Balance at September 28, 2012	71,963	(14,235)	57,728
Net other comprehensive (loss) income	(6,441)	2,214	(4,227)
Income tax expense	—	(749)	(749)

Balance at September 27, 2013	65,522	(12,770)	52,752
Net other comprehensive income (loss)	(24,330)	1,585	(22,745)
Income tax benefit	—	(543)	(543)

Balance at September 26, 2014	$41,192	$(11,728)	$29,464

The effects on net income of amounts reclassified from accumulated other comprehensive income, net of tax were not significant.

14. Share Plans

Equity awards (primarily restricted share awards and share options) granted by Parent to BNS employees are administered by the management development and compensation committee of Parent’s board of directors, which consists exclusively of independent directors. Parent’s plans, of which the TE Connectivity Ltd. 2007 Stock and Incentive Plan, as amended and restated, is the primary plan, provide for the award of annual performance bonuses and long-term performance awards, including share options, restricted and performance units, deferred stock units, and other share-based awards (collectively, “Awards”) and allow for the use of unissued shares or treasury shares to be used to satisfy such Awards.

Share-Based Compensation Expense

Total share-based compensation expense, which was included in general and administrative expenses on the combined statements of operations, was $7,008 thousand, $6,922 thousand, and $6,871 thousand during fiscal 2014, fiscal 2013, and fiscal 2012, respectively. We have recognized a related tax benefit associated with our share-based compensation arrangements of $2,042 thousand, $1,874 thousand, and $1,779 thousand in fiscal 2014, 2013, and 2012, respectively.

Restricted Share Awards

Restricted share awards, which are generally in the form of restricted share units, are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant. All restrictions on an award will lapse upon death or disability of the employee. If the employee satisfies retirement requirements, a portion of the award may vest, depending on the terms and conditions of the particular grant. Recipients of restricted units have no voting rights, but do receive dividend equivalents. For grants that vest through passage of time, the fair value of the award at the time of the grant is amortized to expense over the period of vesting. The fair value of restricted share awards is determined based on the closing value of our shares on the grant date. Restricted share awards generally vest in increments over a period of four years as determined by the management development and compensation committee.

A summary of restricted share award activity is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 27, 2013	471,822	$34.08
Granted	138,243	51.77
Vested	(185,165)	32.90
Forfeited	(44,700)	37.81

Non-vested at September 26, 2014	380,200	40.77

The weighted-average grant-date fair value of restricted share awards granted during fiscal 2014, 2013, and 2012 was $51.77, $34.95, and $34.46, respectively.

As of September 26, 2014, there was $9,124 thousand of unrecognized compensation cost related to non-vested restricted share awards. The cost is expected to be recognized over a weighted-average period of 1.5 years.

Share Options

Share options are granted to purchase our common shares at prices which are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant. All restrictions on the award will lapse upon death or disability of the employee. If the employee satisfies retirement requirements, a portion of the award may vest, depending on the terms and conditions of the particular grant. Options generally vest and become exercisable in equal annual installments over a period of four years and expire ten years after the date of grant.

A summary of share option award activity is presented below:

			Weighted-Average
		Weighted-Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
			(in years)	(in thousands)
Outstanding at September 27, 2013	629,563	$39.43
Granted	91,650	51.80
Exercised	(256,197)	39.58
Expired	(18,284)	45.47
Forfeited	(55,479)	36.55

Outstanding at September 26, 2014	391,253	$42.36	5.8	$6,494

Vested and expected to vest at September 26, 2014	370,721	$42.43	5.8	$6,129
Exercisable at September 26, 2014	160,263	$44.22	2.3	$2,397

The weighted-average exercise price of share option awards granted during fiscal 2014, 2013, and 2012 was $51.80, $34.80, and $34.49, respectively.

As of September 26, 2014, there was $1,818 thousand of unrecognized compensation cost related to non-vested share options granted under our share option plans. The cost is expected to be recognized over a weighted-average period of 1.8 years.

Share-Based Compensation Assumptions

The grant-date fair value of each share option grant was estimated using the Black-Scholes-Merton option pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Prior to fiscal 2014, Parent calculated the grant-date fair value of share option awards utilizing the historical share volatility of a composite of peers and implied volatility derived from exchange-traded options on that same composite of peers. Effective for fiscal 2014, as a result of now having historical share price information for a period of time equal to our expected option life assumption, Parent began to employ historical share volatility when calculating the grant-date fair value of share option grants using the Black-Scholes-Merton option pricing model. Currently, Parent does not have exchange-traded options of sufficient duration to employ an implied volatility assumption in the calculation and therefore relies solely on the historical volatility calculation. The change in methodology did not have a significant impact on share-based compensation expense during fiscal 2014. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate was based on U.S. Treasury zero-coupon issues with a remaining term that approximated the expected life assumed at the date of grant. The expected annual dividend per share was based on our expected dividend rate. The recognized share-based compensation expense was net of estimated forfeitures, which are based on voluntary termination behavior as well as an analysis of actual forfeitures.

The weighted-average grant-date fair value of options granted and the weighted-average assumptions we used in the Black-Scholes-Merton option pricing model were as follows:

	Fiscal
	2014	2013	2012
Weighted-average grant-date fair value	$16.82	$8.75	$9.50

Assumptions:
Expected share price volatility	39%	34%	36%
Risk free interest rate	1.8%	0.9%	1.3%
Expected annual dividend per share	$1.00	$0.85	$0.84
Expected life of options (in years)	6.0	6.0	6.0

The total intrinsic value of options exercised during fiscal 2014, 2013, and 2012 was $4,115 thousand, $5,750 thousand, and $3,103 thousand, respectively. The total fair value of restricted share awards that vested during fiscal 2014, 2013, and 2012 was $6,092 thousand, $6,209 thousand, and $4,015 thousand, respectively.

15. Related Party Transactions, Parent’s Net Investment, and Significant Transactions

Related-Party Transactions

All significant intercompany transactions and accounts within BNS’s combined businesses have been eliminated. All intercompany transactions between BNS and Parent and/or Parent’s other subsidiaries have been included in these Combined Financial Statements as changes in Parent company investment. As the books and records of BNS were not kept on a separate-company basis, the determination of the average net balance due to or from Parent was not practicable.

Corporate Allocations and Parent Company Investment

Historically, Parent has provided services to, and funded certain expenses for BNS that have been included as a direct component of BNS’s historical accounting records, such as information technology, global operations, legal, and finance (the “direct allocations”). In addition, the Combined Financial Statements include general corporate expenses of Parent which were not historically allocated to BNS for certain support functions that are provided on a centralized basis within Parent and not recorded at the business unit level (“general corporate expenses”). The general corporate expenses often related to the same or similar functions as the direct allocations, but were not recorded at the business unit level for Parent financial reporting purposes. The general corporate expenses, however, incrementally included amounts related to, for example, corporate employee stock compensation, as well as other corporate costs not specifically benefiting any of Parent’s business units. For purposes of these stand-alone financial statements, the general corporate expenses have been allocated to

BNS. The direct allocations and general corporate expenses are included in the combined statements of operations as components of cost of sales; selling expenses; research, development, and engineering expenses; and general and administrative expenses, respectively, and accordingly as a component of business unit equity. These expenses have been allocated to BNS on a pro rata basis of operating income. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating general corporate expenses from Parent, are reasonable. Nevertheless, the Combined Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect BNS’s combined results of operations, financial position, and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if BNS had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The corporate allocations made during fiscal 2014, 2013, and 2012 of $131,775 thousand, $123,523 thousand, and $96,353 thousand, respectively, included both general corporate expenses of Parent which were not historically allocated to BNS of $36,650 thousand, $34,353 thousand, and $30,312 thousand, respectively, and the direct allocations historically recorded on BNS’s accounting records primarily consisting of approximately $95,125 thousand, $89,170 thousand, and $66,041 thousand, respectively.

All significant intercompany transactions between BNS and Parent are considered to be effectively settled for cash at the time the separation of BNS from Parent is recorded. As discussed above, the total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as Parent company investment.

16. Subsequent Events

BNS has evaluated subsequent events through November 12, 2014, the date the Combined Financial Statements were issued. No significant subsequent events have occurred through this date requiring adjustment to the Combined Financial Statements or disclosures.